Exhibit II-10

Towa Real Estate Development Co., Ltd.'s Securities Registration Statement, dated February 5, 2009.

A fair and accurate translation of the material provisions of the above-mentioned foreign language document is included in Mitsubishi Estate Company, Limited's Notice Concerning Subscription for an Allocation of New Shares to a Third Party, dated February 5, 2009, attached as Exhibit I-6.